Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178381) of Finisar Corporation of our report dated June 15, 2012, with respect to the statement of net assets available for benefits of Finisar Corporation 401(k) Profit Sharing Plan as of December 31, 2011, which report appears in the December 31, 2012 annual report on Form 11-K of the Finisar Corporation 401(k) Profit Sharing Plan.

/s/ Mohler, Nixon & Williams
Accountancy Corporation

Campbell, California
June 28, 2013